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                                                                EXHIBIT 19(b)


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The Chase Manhattan Bank
450 West 33rd Street
New York, NY 10001



31-Jan-97

To the Holders of:

Associates Manufactured Housing Contract Pass-Through Certificates,
Series 1996-1

$920,211,764.40 Asset-Backed Certificates

The following information is being provided to you for the calendar year 1996 pursuant to Section 14.10 of the Standard Terms and Conditions of Agreement effective September 1, 1996. Detailed below are the monthly payment factors (per $1,000 of original issuance) for interest, principal, and fees and compensation paid to the Servicer. The information can be utilized for preparation of federal income tax returns. Should you have any further questions regarding the use of this information, please consult your tax counsel.

                                                         Fees and Compensation
                     Interest        Principal           Paid to Servicer
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
September            3.558166        7.454268              0.833333
October              5.891764        9.712344              0.827121
November             5.841583        9.324620              0.819028
December             5.793406        8.998534              0.830818

THE CHASE MANHATTAN BANK

as Trustee and Paying Agent